UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
April 12, 2011 (January 1, 2010)

KALLO INC.
formerly, Diamond Technologies Inc.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53183
(Commission File No.)

15 Allstate Parkway, Suite 600
Markham, Ontario
Canada   L3R 5B4
(Address of principal executive offices and Zip Code)

(416) 246-9997
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.06                      CHANGE IN SHELL COMPANY STATUS.

On or about December 31, 2009, as a result of our acquisition of Kallo Technologies Inc. (formerly known as Rophe Medical Technologies Inc.) (“Rophe”) we were no longer were a “shell company” as that term is defined in Rule 405 of the Securities Act of 1933, as amended.  This Form 8-K is being filed to disclose the foregoing.

HISTORY

We were incorporated in the State of Nevada on December 12, 2006 to engage in the business of selling printing equipment, media, and display stands and consumables such as inks (dye, uv, solvent) ink cartridges.

On December 11, 2009, we entered into an agreement with Rophe Medical Technologies Inc. and its shareholders (collectively “Rophe”) wherein we acquired all of the issued and outstanding shares of common stock of Rophe in exchange for 3,000,000 restricted shares of our common stock.

On or about December 11, 2009, we changed our business focus from selling printing equipment to manufacturing and developing software designed to taking medical information from many sources and depositing it into a single source as an electronic medical record for each patient.

BUSINESS OVERVIEW

We are a provider of clinical, administrative, connectivity and information solutions and related professional services that empower hospitals, clinics, physicians and other healthcare providers to deliver highly optimized healthcare services. Our innovative solutions to the healthcare industry allows family physicians and specialist to provide urgent / emergency services irrespective of the patients location or condition.  We use technology to create continuum of care with technology solutions that improve both the quality and efficiency of patient care. We provide technology (software & hardware) packaged as solution to address business issues for hospitals, physicians, Ministries of Health and government and private healthcare organizations for preventive care, acute care, chronic care wellness care and disease management.

Our corporate headquarters and data center are located at 15 Allstate Parkway, Markham, Ontario, Canada.

OUR TECHNOLOGY

We have a proprietary copyrighted technology “EMR Integration Engine” that demonstrate the future direction for integrated solutions as well as current efforts that illustrate interoperability within the continuum of care.

We own copyrighted proprietary technologies, which allow us to accumulate and store medical information from various parts of the health-care system into a single source to be stored as an Electronic Medical Record (EMR) for each patient.   This allows us to bring together data from pharmaceutical, diagnostic and laboratory systems into one place and provides real-time access of a person’s medical information to doctors at the point of care [patient bedside / doctors office] which helps improve patient care and lowers the cost of medical services.

OUR CURRENT PRODUCTS

Our “Best-in-Class” integrated solution clinical and administrative management of the healthcare provider consists of Electronic Medical Record system with Practice management system, Picture Archiving and Communication System (also known as PACS), and medical device connectivity solution.  Our vision in providing this integration solution is to help physicians, clinics and hospital to go filmless and paperless in their operations in the true sense.

Our “Best-in-Class” Integrated Solution consists of three distinct products addressing key technology gaps in the healthcare Clinical and administrative information environment:

1.	EMR – We have exclusive VAR rights on the EMCURX brand owned by us and manufactured by Mountain Medical Technologies Inc.

2.	PACS – We are the value added reseller for Candelis in Canada and other healthcare projects globally for and integrated solution offering.

3.	Capsule Technologies – We are in the process of negotiating an agreement to be the value added reseller in Canada and other healthcare projects globally for and integrated solution offering.

Our EMR “EMCURX” (Electronic Medical Record system) solutions are designed to enhance physician productivity using tablet PCs, wireless handheld devices and smartphones, or desktop workstations for the purpose of automating the most common physician activities, including prescribing, dictating, ordering lab tests and viewing results, documenting clinical encounters and capturing charges, among others.

Our practice management solutions integrated with the EMR (Electronic Medical Record system) combine scheduling, billing and clinical information in a single package with functionality including rules−based appointment scheduling, multi−resource and recurring appointment features, referral and eligibility indicators, and appointment and claims management.

Communications:

Task Manager - EMCURX's unique Task Manager allows you to assign important patient related activity such as radiology and lab orders to support staff and other departments. These activities are user, date, and time stamped and stored in the patients activity log so there is always a "paper trail" without the paper as it relates to the assignment to others within your practice for patient care.

EMCURX has a unique digital prescription module complete with a drug database. It will even support, Drug to Drug, Drug to Herb, Drug to Food, Drug to Lifestyle, Drug to Allergy interactions, Drug Contraindications/Health Issues, Drug Pregnancy Ratings, Drug to Lab indications, Dose Checking, Patient Education Handouts, and Duplicate Therapy checking.

E-Prescribing - Fill out RX forms with just a few taps from a tablet pen, directly on your tablet in just a few seconds and fax them immediately from the patient's chart.

Messaging - EMCURX has a unique internal secure messaging system which supports patient related message activity tracking patient calls and call backs while storing the messages and activity in the patients record, staff to staff messaging throughout the day in real time.

EMCURX supports the receipt of faxes digitally which can then be routed to staff for acknowledgment and sign off before being dropped straight into the patient’s record. All of the documentation and encounter data can also be sent out of the patient record to any fax machine.

Practice Management:

Scheduling - EMCURX allows custom screen views of the daily, weekly, and monthly patient and provider appointment schedules. EMCURX supports user defined appointment types, blocking time by provider by appointment type, real-time patient flow status through the facility, record access right from the schedule, and much more!

Coding - The Ingenix powered coding module supplied with EMCURX Professional and EMCURX Expert is the code books on your screen! It provides all current and relevant E&M, ICD-9, ICD-10, CPT and HCPCS code sets and descriptions complete with CMS fee schedules and policy. LMRP data, NCD data, cross code references, CCI’s, and patient related compliance edits with just a few clicks on our digital Super-Bill form.

Billing and e-remittance - EMCURX has the ability to manage Payer contract structures and profiles, uniquely create Patient Statements, Post payments and adjustments (including capitation payments), manage and report Accounts Receivable, and fully integrate with the most popular accounting systems such as Quick Books, Peachtree, or Microsoft Great Plains as well as other ERP and accounting systems.

System Customization:

Custom Form Templates / Design - EMCURX is the only system that allows you to design EHR forms and templates to emulate the physician’s current patient encounter flow process. The EMCURX Form Designer can emulate paper encounter forms which are familiar to the practice staff. This allows the implementation of EMCURX to go smoothly as the charts appear as they always have utilizing the same sections and front to back forms and templates as before. Patient encounters go quicker due to drop down, tick box, and radio button menus replacing the need to write while retaining the appearance of the original form.

Compliance:

HL7 Compliant - EMCURX is a complete Health Level 7 compliant system allowing the standard interface to practice management systems and other applications utilized within your practice. The HL7 message format supports the exchange of clinical data allowing scheduling, patient information, and billing codes to be automatically transferred to other systems or to have that information imported into EMCURX.

HIPAA complaint log:

EMCURX’s activity log for each patients file keeps track of staff activity while working in the patient’s record. You will always have a record of who did what, when, where, and how while working with a patient file. The log displays staff print activity, fax activity, edit activity, form add activity, task activity, message activity, copying activity, and much more!

Imaging Module:

Imaging module - EMCURX has its own Imaging module to allow the scanning of any paper documentation related to the patient directly into the appropriate sections of the system for immediate access. These scanned documents can then be reviewed and edited by the staff as desired including routing internally, faxed, or emailed.

PACS support for storing image files - Images from Radiology labs or devices (such as X-Ray, MRI, Ultrasound, Endoscopy cameras, etc.) can be drag and dropped straight into a patients record. They can then be sized and manipulated, with text or ink capabilities for reference purposes or notation.

Chart Access:

Chart Check-out Function - EMCURX is the ONLY system with the ability to allow providers to “check out” a copy of the patients record to a tablet or laptop PC and take it with them offsite for an encounter or charting purposes. EMCURX Chart Check-out allows you to make hospital rounds with all of your patient files at your fingertips including blank encounter forms, scanned documentation, templates, hospital charge slips, e-prescribing capabilities, printing capabilities, and full editing to all information in the patient’s record. When back at the office simply login and sync, and all of your changes to the master copy of the record are automatically saved!

Record Requisition fulfillment:

One of the most time consuming functions for staff in Medical Records management is the fulfillment of Record Request under subpoena or by claims adjusters. EMCURX allows you to extract a copy of the “pages” or the entire record of any patient with the click of a button to be encrypted and password protected so it may be emailed as a single file or fax. You may fill a third party request for a patient record while you are still on the phone with them!

Physician Office Management System:

EMCURX PM is a “User Friendly” Windows based practice management system that utilizes “Point and Click” navigation.  Perhaps the most important feature of EMCURX PM is its ability to maximize collections.  EMCURX PM has easy to navigate windows and color coding throughout the system to allow for a fast and intuitive learning process.  It is offered in ASP, LITE, and Local versions.

Fully Integrated EMR and PMWith the EMCURX EMR + PM a practice has all the tools to electronically handle the patient experience. Patients are entered through the “Scheduler” on the PM side, upon checking in for their appointment the patient is moved into the EMR “Queue” for the clinical visit, and upon completion of the visit the pertinent information is transferred to the PM side for claims submission and billing allowing for one seamless process throughout the practice.

PACS (Picture Archiving and Communication System) from Candelis - Candelis a medical informatics company based in Irvine, California, Candelis™ develops innovative, cost-effective solutions for the healthcare IT industry specifically focused on image visualization, workflow, archival and reporting. Candelis provides these solutions in the areas of Mammography, Radiation Therapy/Oncology and General Radiology to hospitals, imaging centers and clinics.

Candelis’ technical leadership has been validated through a number of successful OEM partnerships with top-tier healthcare vendors. The company's latest product offering, ASTRA, has quickly become recognized as a transformational solution. ASTRA leverages the evolution of cloud-based computing and storage to enable the secure, rapid and reliable transfer and sharing of studies, images and reports amongst healthcare facilities.

Candelis’ strategic vision is to provide leading edge technologies and solutions at a fraction of the cost of competing solutions. This operating philosophy has resulted in an accelerated adoption of Candelis products, which has made the company one of the fastest growing companies in the healthcare IT sector.

We have executed a Value added reseller agreement under which Candelis will supply all components of the PACS technology for our Best-in-Class Integrated solutions to our customers.

We have committed to investments on the demo systems, sales and technical support training for our sales team and technical support team.

Our mobile medical clinics in various models based on the care delivery requirements.  We currently have six different models in our business plan that will be rolled out on demand.

1.	Multi-specialty & Acute care extension for rural healthcare
2.	Disaster management
3.	Ophthalmology clinic extension to rural areas
4.	HIV/Malaria Monitoring and treatment
5.	Chemotherapy in rural areas
6.	Dialysis in rural areas

Our mobile medical clinics are completely digital in patient information exchange and has a comprehensive and integrated delivery networks capability for integration into any provincial/ state/ regional information exchange for patient centric management within the local care setting of the country.

BUSINESS DEVELOPMENT UPDATE

As of the date of this report, we have successfully installed the first of its kind Integrated Electronic Medical Record and Practice Management system (EMCURX) as a Pilot Project in one of the NEXUS Urgent care Clinics owned by NEXUS Health Management Inc. in Ontario, Canada.

Nexus Health Management Inc. is owned by Canadian and US investors and is based in Niagara Falls, Canada. It currently has medical and urgent care clinics in Niagara Falls, Fort Erie and Windsor.  Nexus plans to open clinics in Lamington, Chatham, London, Sarnia, Burlington, Toronto, Calgary, Edmonton, Lethbridge and Vancouver and also several other clinics in the USA.

Based on the success of the Pilot EMR project with Kallo's EMCURX, Nexus and Kallo are finalizing an exclusive agreement where Kallo will provide Nexus with all clinical technologies (software and hardware) including EMR, in all their clinics across Canada and USA."

We believe that our approach achieves what has long been the “promise of technology” within healthcare.

Kallo’s EMR is deployed specific to each clinic for a seamless workflow from reception to physicians to billing.

EMR features within the system can be configured on a per provider basis. This means the EMR will accommodate to how the providers like to work; not the other way around.

All practice data is at point of care, whether in the office, an exam room or away from the city. Manage medications, access labs and test results, are just some of the crucial types of information available to the physician. The way for clinical practice to go paperless.

Kallo’s technology helps to save money, improve efficiency and enhance security and helps the practice achieve its goal of delivering the best patient care possible. In addition, Kallo’s EMR provides physicians the tools to improve health outcomes.

Patient Portal lets patients communicate with their doctor and access important information over the Internet. The clinic can send patients reminders, statements, patient education materials, and lab results electronically. Since communication is a key to preventative medicine, Patient Portal is a valuable aspect of the integrated EMR Solution

Support of industry standards, including HL7, allows us to interface with labs, radiology, medical devices and other systems.

As of the date of this report, we have not sold any of our products in development to any customers and there is no assurance we will ever sell EMR to anyone.

OUR TECHNOLOGY INFRASTRUCTURE

We do have set up a state of the art and first of its kind technology infrastructure to support our product roll out, support and maintenance. The technology infrastructure supporting both Windows and Mac environments gives us the edge over our competition providing remote support to our customers and guaranteed high uptime of the system and a very low down time meeting and exceeding the industry standards for mission critical environment. We do have incurred substantial investment in our technology infrastructure, which would make our customers, employees and shareholder proud of their association with Kallo.

We are committed to investments on the demo systems, sales and technical support training for our sales team and Technical support team

Our solutions for clinics, hospitals and health systems include integrated enterprise solutions related to the implementation and use of our software and hardware we also offer 1) professional services, 2) remote hosting, and 3) information and communication technology. Our professional services are associated with the implementation of our software, the conversion and integration of our clients’ historical data into our software and systems, ongoing training and support in the use of our software, and consulting services to help clients improve their operations.

Our unique pre-staged model with simulated hardware environment in our product deployment Lab for technology installation accelerates the installation and system configuration process. Our remote services help keep the our response time to 30 minutes and most of the software problems solved within 60 minutes and provide service and support standards on par with mission critical environment standards. Other remote services, such as remote monitoring and remote help desk, are also offered. Software installation, upgrades and patches and network configuration and repairs are handled by Kallo’s IT professionals behind the scenes, so clinic, hospital IT departments can focus on more strategic initiatives. Our information technology outsourcing provides full, partial or transitional IT outsourcing services to our clients. This service allows healthcare organizations to concentrate on their core mission while leveraging our knowledge of healthcare processes and proven healthcare IT methodologies to build and manage an IT infrastructure that helps organizations derive value from their technology investments. Kallo has Managed Services Technical support Agreement with Buchanan Technologies Inc. for comprehensive support to our HQ as well as augment our software support service with hardware and networking support for our customers. Thus we minimize our technical resource ramp-up risk in our business plan, which has an aggressive sales growth. We principally derive our revenue and cash flow from sales of our proprietary software and related hardware and professional services in the segments described above. These sales also are the basis for our complementary recurring service contracts for maintenance.

OUR PRODUCTS IN DEVELOPMENT

In addition to EMR, our product portfolio also includes three earlier stage products listed below, all of which highlight the broad applicability of our proprietary technologies to a diverse range of potential future products. We plan to evaluate partnership opportunities for further development and commercialization of these products.

1.
The company has proprietary Copyrighted Technology “EMR Integration Engine” that demonstrate the future direction for integrated solutions as well as current efforts that illustrate interoperability within the continuum of care.

2.
C&ID-IMS is an Internet based solution for monitoring and managing Communicable and Infectious Disease information. Our target markets are Health Organizations and Ministries of Health, hospitals and Center for Disease Control (CDC) & the World Health Organization (WHO) members around the globe.

3.
CCG is our clinical-care globalization technology. This product is an effective way to capitalize on the growing “medical tourism phenomenon ” - patients going to low-cost countries for elective medical procedures –, a fast-growing worldwide, multibillion-dollar industry actively promoted by countries such as Cuba, Costa Rica, Hungary, India, Israel, Jordan, Lithuania, Malaysia and Thailand. Belgium, Poland and Singapore and South Africa. CCG can be used by both the destination and home country to maintain complete and accurate records of the treatment history, avoiding errors due to incomplete patient data and lessening the burden and expense of corrective action on the home country when medical tourists return home.

4.
MC-Telehealth (Mobile Clinic with Telehealth system) is our mobile clinic long distance or Telehealth technology. Our product enables the remote transmission of standardized formats of data for laboratory information, diagnostic imaging, diagnosis and clinical notes.

TARGET MARKET

Our target market for EMR is the Canadian health-care system including Walk-In Clinics/Physicians Offices, Independent Diagnostic Centers, Impendent Health Facilities, Laboratories, and Hospitals. Both the US and Canadian governments are moving towards requiring EMR records with the Canadian system at a more advanced stage of acceptance. Incentives for purchase are provided in Canada where this spending qualifies for assistance from the 2009/2010 Federal Budget as part of Canada’s economic stimulus program.

FIELD OF OPERATIONS AND CORPORATE MISSION

We are a medical information company that uses technology to assist physicians and nurses to streamline the mass of patient information in a coherent and usable manner. Our clinical information systems are designed for use in hospitals, healthcare delivery organizations and regional and national healthcare authorities. Our corporate mission is to help healthcare professionals practice the best possible medicine, at the point of care.

We intend to market leading-edge technology solutions for healthcare institutions and authorities. These solutions are designed to save cost, time and reduce adverse drug events (ADE) that kill more than 200,000 patients per year in the United States alone. Our latest generation suite of software modules comprises a fully functional clinical information system (Clinical Information System) that includes the complete electronic medical record (Electronic Medical Record), with a core Computerized Physician Order Entry (CPOE) module. Our Clinical Information System, Electronic Medical Record and CPOE work together to reduce the cost of providing medical care, while dramatically improving the quality and efficiency of healthcare services offered by healthcare institutions.

The EMR

The EMR is a group of software modules that constitute a comprehensive, state of the art, fully functional Clinical Information System. EMR is an informatics tool that enables the physician to make informed diagnostic and therapeutic decisions at the point of care. The system communicates with existing legacy systems including Admissions (ADT), pharmacy, laboratory, radiology and Picture Archival and Communication Systems (PACS) through Health Language 7 (HL-7) interfaces. Through its interfaces, EMR captures all clinical information available on every hospitalized patient at any given moment, representing the totality of data required by the hospital clinical staff to perform their duties. Healthcare personnel are able to access information culled from a variety of different sources through this single software solution. The EMR has the following functionality:

•
Electronic Medical Record. Our Electronic Medical Record system replaces paper-based activities by doctors and nurses. All patient care is prescribed and documented in an electronic media that may include wireless devices with remote access via an Internet portal. All of a patient’s medical history is securely stored in a central database for easy access by the attending healthcare professionals. The information is accessed through a series of computer workstations placed in every ward, within easy reach of the doctors and nurses responsible for those patients.

•
CPOE.  The CPOE module is a method of giving patient prescriptions and other medical orders in an electronic mode. This form of automation of medical acts has many advantages, such as, the speedy transmission of orders through the hospital, and the elimination of errors due to illegible handwriting. As a result, a CPOE module is believed to contribute to better patient safety. Furthermore, a CPOE module combined with decision support information would contribute to eliminating many common medical errors that occur on a daily basis, such as dosage errors and harmful drug interactions.

•
Clinical Decision Support. EMR decision support helps the physician validate his therapeutic decisions in real time while prescribing medication. This activity is supported by an extensive knowledge base containing thousands of user cases and thousands of decisional algorithms with up to 30 levels of decision support.

•
ADE Prevention. We believe our EMR helps prevent ADE’s which often cause prolonged hospitalization and death. In addition, we believe our system helps reduce medication side-effects and avoid duplication of prescriptions, lab tests and radiology exams by bringing important clinical information to the attention of the physician in real time at the point of care. Through our system, the availability of medical charts is immediate, and can be securely encrypted and transmitted worldwide via the Internet.

•
Medical Audits. The implementation of the EMR in a hospital setting allows for audit of medical procedures and their outcomes. The medical audit mechanism also assures that appropriate regulatory standards are being met. The use of biometric electronic signature provides data security at the highest level.

EMR Modules

EMR modules come in four broad classes – administrative/support, nursing, clinical, and the Electronic Medical Record.

•
Administrative module. EMRADMIN is the principal administrative module. It allows users with the appropriate security rights to access screens that may be used to define and modify the basic architectural structure that defines the business rules for the CPOE for the six general order entry types – drugs, labs, IV solutions, image tests, nursing orders, and dressings – as well as special order entry types, such as sliding scales, drug tapers and transfusions. EMRADMIN creates and modifies decision support algorithms that are called at multiple levels in the order entry sequence and operate as background processes and maintains the ward/bed configuration of the institution of a set of diagnoses, a custom set of system requisitions that may be required by the healthcare institution, a set of system user groups and user group rights and a set of system parameters that are used to determine the system configuration. We supply all of the content required for full function of the system at the time of installation. Our customers may modify any of the content at any time in plain language. EMRADMIN is a required module in the setting of a minimal EMR installation.

•
Nursing module. The EMR nursing module (EMRNURSE) integrates all physician/nursing clinical functions at the order entry and clinical data entry levels. EMRNURSE contains a medication administration record that is automatically generated by the EMR according to a rules engine, which translates the physician’s prescription into the date-times for prescription administration. System rules are supplied by EMR at the time of installation and may vary for each individual clinical module. EMRNURSE also contains a plan of care and screen sets that allow for the recording and display of clinical information, including vital signs, glucometer-insulin record, input and output, and pain scale. Additional screens exist for the recording of the nursing history. The healthcare institution’s system administrator, through EMRADMIN, manages the basic structure of EMRNURSE. All of our clinical modules access EMRNURSE. EMRNURSE is a required module in the setting of a minimal EMR installation.

•
Clinical module. The EMR clinical modules broadly correspond to the individual clinical specialty of medicine of the healthcare institution or a particular division or ward of the institution, such as EMRER, EMRSurgeon, EMRPediatrics and EMRICU. All of the patients in a particular ward may be linked to a single module or patients in a given ward may each be attached to different modules in accordance with the patient’s ailment. Each clinical module may have its own set of available drug listings, its own table of order sets and unique decision support algorithms. The look and feel of each clinical module is constant, though modules may contain unique screens, which may not be available elsewhere in the EMR Clinical Information System. For example, EMRER uses unique patient tracking screens; EMRICU, CCU, and ER contain unique results reporting screens. The health care institution’s system administrator, through EMRADMIN, manages the seed content of the clinical modules. At least one clinical module is required in the setting of a minimal EMR installation. Our system includes, as an option, a DICOM viewer embedded in the clinical signs and results reporting screens so that PACS images may be viewed directly within the clinical context of the EMR clinical data display screens.

•
Electronic Medical Record. All clinical modules come with a complete Electronic Medical Record which can be used by physicians, consultants, nursing staff, and paramedical staff to record their admission and progress notes in a coded, menu-driven or free-text format, depending on the preference of the individual user. Clinicians can access all data related to their patient through the Electronic Medical Record. Clinical data entered into the Electronic Medical Record is available to review for the purposes of quality assurance by the clinical staff, administration and, where law permits, may be consulted by the patient.

Installation and Implementation

Delivery of an EMR to a customer consists of three broad phases: hardware installation, software implementation and training.

•
Hardware installation. Hardware may be installed by us or the customer’s technical staff according to our specific configuration. The scope of the hardware is determined by the number of beds and wards in the particular healthcare institution, as well as the institution’s physical layout.

•
Software implementation. Our EMR software is configured based on a healthcare institution’s responses to our implementation questionnaire. The information obtained from the questionnaire is used to create the clinical content and populate the production database. Concurrent with managing and preparing this data, HL7 interfaces to other hospital systems such as Pharmacy, Laboratory, ADT and PACS will be designed, developed and tested by EMR and the system suppliers.

•	Costs. Cost of implementation of an EMR can vary between $20,000/- and $20 million depending on the size of the hospital and the nature, and functionality of the selected technology.

•
Training. Training begins well in advance of the installation. EMR has specific training programs for physicians, nurses and other hospital staff. In large hospitals, a pre-determined number of wards will go-live every two weeks until the entire hospital is in full production. EMR training personnel provide on-site support 24 hours per day until the hospital staff can use the system independently.

•
Helpdesk. The EMR helpdesk is available to our customers 24 hours per day, seven days per week for technical and functional assistance. EMR has the ability to monitor and update the system from a remote location.

ADVERTISING AND BRAND RECOGNITION

We have signed an agreement with one of the recognized branding company – Watt International Inc. who has skill sets of 17 different languages from around the globe to map cultural and language sensitivities in Kallo’s brand positioning. Watt International provides services for Kallo in a comprehensive branding exercise, including the name change from Diamond Technologies Inc. to Kallo Inc.  We have not advertised our products in any public forum or media; we plan to do so in appropriate time and context to market dynamics in different geographies’. We rely on the quality of the EMR, its high rating by industry analysts and the building of a successful implementation track record with our existing customers to attract potential new customers. We have attracted considerable attention of physicians and clinic owners in the region because of the success of our pilot project, which we expect to translate into business and purchase of our EMR product. We have planned a Press, PR, and Business Development road show for the next 2 years to create aggressive market awareness, product awareness and customer acquisition programs directly and through channel partners

INTELLECTUAL PROPERTY AND RESEARCH AND DEVELOPMENT

We continue to improve and upgrade our system for better performance and to answer our customers’ specific needs. These development activities are often subcontracted to technical companies that specialize in these fields. All of our research and development work is proprietary to our company. During fiscal 2010, we did incur expenses towards cost of resources (both management and technical) relating to research and development with considerable efforts in continuing our research and development work on the Mobile Clinic and Telehealth system, which would be rolled out in the near term in different geographies based on the needs and funding availability.

We do not have any patents on our system or modules. We rely on trade secrets laws, confidentiality agreements and other contractual commitments to protect our proprietary research and development efforts and intellectual property. These protections may not be adequate to protect our proprietary interests. We cannot assure you that third party competitors will not obtain access of our technical information and exploit it for their own benefit. In such event, we may not have adequate funds available to prosecute actions to protect or to defend our proprietary rights. If our proprietary interests are divulged to the public and we do not have adequate funds to prevent third parties from using these interests for their own use, we may lose our competitive advantage, which may adversely affect our financial condition.

COMPETITION

An overview of EMR/EHR Competition in Canada and their market share of installations (expressed as percentages) as of November 2009 follows Software vendor Practice Solutions Software Inc. with a market share of ½ of 1%, Healthscreen Solutions Inc. with a market share of 1%.96, P&P Data Systems Inc. with a market share of 1%, xwave with a market share of 1%, Nightingale Informatix Corporation with a market share of 0.072, CLINICARE Corporation with a market share of less than 1%, Jonoke Software Developments Inc. with a market share of 1/2%, McMaster University Department of Family Medicine with a market share of 1/3%, York-Med Systems Inc. with a market share of less than 1/2%, ABELMed Inc. Alpha Global IT Inc., and other minor participants with  negligible (less than 1/3 of 1%) market share.

Distribution of total EMR licenses in Ontario is approximately 3000 and the combined total of all other provinces are 8389 EMR licenses which makes it a total of 17% of Canadian doctors [11389] who are on either full or partial EMR/EHR system. This confirms a market potential of 83% [66,992 EMR/EHR licenses] going forward in 2010 with an estimated market value of $535,936,000.

    In the United States there are several large companies that develop and bring to market other forms of electronic medical record and CPOE systems, such as Cerner Corporation, Eclipsys Corporation, IDX System Corporation, HBOC-McKesson Corporation, Epic Systems Corporation, Medical Information Technology Incorporated, Misys Healthcare Systems, and more recently such global giants as General Electric, Siemens, IBM and Bell.

We believe that integration of our EMR technology will offer customers a far richer integrated medical and clinical content delivered to the doctor at point of care, than any other system in terms of high-priority functionality, EMR is consistently rated among the leaders in all systems of its kind, offering us a significant quality advantage when competing for contracts. In addition, EMR’s Clinical Information System is flexible enough that it can be installed in smaller hospitals that are far less attractive to our major competitors, and tailored to the specific needs and policies of that institution. The EMR also provides a multi-lingual platform, which may give us a competitive advantage in the international markets.

Due to the relatively lengthy sales cycle involved in the healthcare information technology industry, and the fact that we are significantly smaller and have less financial resources than our competitors, we face an initial disadvantage in the U.S. market. We will have to continue developing new, dynamic and flexible marketing strategies to remain competitive.

The healthcare technology industry is constantly undergoing rapid changes, with major software companies, information technology consulting service providers and system integrators, Internet start-ups, and other software companies having the potential to develop specialized healthcare systems to compete with our product. Management feels our success will hinge upon our ability to continue developing and improving our system in a timely fashion, using the success of existing implementations to build a steady customer base and revenue stream while continuing to offer new product lines that meet the technology needs of the market.

We are also actively developing strategic alliances with partners who offer specialized services within the healthcare industry, such as management consultants, systems integrators, major engineering firms and outsourcing companies.

GOVERNMENT REGULATIONS AND LEGISLATION

EMR is not required to obtain any governmental approvals to operate in the healthcare technology market. However, the current climate of healthcare information technology legislation requires that companies active in the field be constantly vigilant as new industry norms and standards are tabled and finalized. It is important that governments and healthcare authorities continue to recognize the importance of healthcare reform and the use of information systems, since there rests the impetus for change, hence a healthy, growing market. EMR’s products are fully compliant with industry norms established by HIPAA and federal and industry policy makers concerning functionality, programming language, transaction code set, privacy, security and medical content.

In the Canadian context our products would require a preferred vendor status registration based on different provincial regulations which is generally seen as just a routine product and technology registration/endorsement

EMPLOYEES

As of March 20, 2011, we have four (4) full time equivalent employee, one (1) part time employee and two outsourced product development engineers from OEM (Original Equipment Manufacturer), Mountain Medical Technologies Inc.

WARRANTIES

We do not issue warranties in connection with our services. All of our third-party products are offered with a warranty provided by the supplier of that product.

INSURANCE

We have no insurance coverage.

OFFICES

Our administrative office is located at 15 Allstate Parkway, Suite 600, Markham, Ontario, Canada L3R 5B4; our telephone number is (416) 246-9997. We lease this space from RGN Management Limited Partnership Company, pursuant to a written lease with a term of 18 months.  Our monthly rent is $ 12,000.00.

RISK FACTORS

1. Our auditors have issued a going concern opinion which indicates that we may not be able to continue as an ongoing business for the next twelve months.

Our auditors have issued a going concern opinion.  This means that there is doubt that we can continue as an ongoing business for the next twelve months.

2.   Because we have changed business, we lack an operating history and have losses which we expect to continue into the future.  There is no assurance our operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, we may suspend or cease operations.

We were incorporated on December 12, 2006 and we generated nominal revenues three years ago and none since then. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $855,020.   Our ability to achieve and maintain profitability and positive cash flow is dependent upon

    *           our ability to manufacture our products
    *           our ability to attract customers who will buy products
    *           our ability to generate revenues

Based upon current plans, we expect to incur operating losses in future periods because we will be incurring expenses and not generating revenues.   We cannot guarantee that we will be successful in generating revenues in the future.  Failure to generate revenues will cause us to go out of business.

3. We have no clients, customers or suppliers and we cannot guarantee we will ever have any.  Even if we obtain clients, customers and suppliers, there is no assurance that we will make a profit.

We have no clients, customers or suppliers.  We have not identified any clients, customers or suppliers and we cannot guarantee we ever will have any.   Even if we obtain clients, customers and suppliers for our services, there is no guarantee that our suppliers will supply us products, or that our clients and customers will use our website to buy our products or services.  If we are unable to attract enough suppliers to offer their products for sale or enough customers to buy the products from our website to operate profitably we will have to suspend or cease operations.

4. We need additional capital in order to stay in business for one year.  If we can’t raise it, we could go out of business.

We have exhausted our capital and need additional funds to begin our operations.  If we can’t raise it through this offering, we may have to cease operations.

5.   Because we are small and do not have much capital, we must limit marketing our services to potential customers and suppliers.  As a result, we may not be able to attract enough customers to operate profitably.  If we do not make a profit, we may have to suspend or cease operations.

            Because we are small and do not have much capital, we must limit marketing our website to potential customers and suppliers.  Because we will be limiting our marketing activities, we may not be able to attract enough customers to buy or suppliers to sell products to operate profitably.  If we cannot operate profitably, we may have to suspend or cease operations.

6.  Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of operations.  This activity could prevent us from attracting suppliers and customers and result in a lack of revenues which may cause us to cease operations.

Our officers and directors will only be devoting limited time to our operations.  Because our officers and directors will only be devoting limited time to our operations, our operations may be sporadic and occur at times which are convenient to our officers and directors.  As a result, operations may be periodically interrupted or suspended.

7.  Because most of our assets and our officers and directors are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us or any of our officers and directors.

Our assets are located outside of the United States  and most of our officers’ and directors’ assets are located outside the United States. As a result, it may be difficult for you to effect service of process or enforce within the United States, any judgments obtained against us or our s officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, it is unlikely that the courts of Canada and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or our  officers and directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Canada or other jurisdictions against us or our  officers and directors predicated upon the securities laws of the United States or any state thereof.

8. We operate in a highly competitive industry and we cannot guarantee you that we will ever achieve any level of success in competing for clients.

The computer industry is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size. Most of our competitors are larger and more diversified than we are and have greater financial resources.  We cannot predict the degree of success, if any, with which we will meet competition in the future.

9.  Our common stock is thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock has historically been sporadically or “thinly-traded” on the OTCBB, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.

As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a mature issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. It is possible that a broader or more active public trading market for our common stock will not develop or be sustained, or that current trading levels will continue.

10.  The limited public trading market may cause volatility in our stock price.

The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is thus subject to this volatility. Sales of substantial amounts of our common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock.

11.  The application of the “penny stock” rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

The SEC has adopted rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 requires:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

12.  Rule 144 Related Risk.

Rule 144 of the Securities Act of 1933, as amended, is currently unavailable for resale of our restricted shares of common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the report includes a number of forward-looking statements that reflect out current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substance doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills.

Plan of Operation

The following Plan of Operation contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth elsewhere in this document.

We are a medical information company that uses technology to assist physicians and healthcare providers to streamline patient information in a coherent and usable manner. Our software is designed to take patient medical information from many sources and deposit it into a single source as electronic medical records (EMR) for each patient.  In addition to our EMR product, we have three early stage products for which we plan to evaluate partnership opportunities in order to further develop and commercialize them.

Our plan and focus during the next twelve months includes selling our existing products as well as developing and possibly selling new products.

Our Sales and Marketing Strategy for existing developed products

As of the date of this report, we have not sold any products, nor do we have any customers.  We hope to initiate operations within the next 90 days.  Our milestones during the next twelve months are:

1.
Developing our sales and marketing organization for the third party products along with our software that bring the data from these products into an EMR system in the major metropolitan areas of Canada

2.	Simultaneously with the build-up of our sales and marketing organization, we will build a product support team that will provide installation, training and customer support.

3.	Expanding our market from the larger metropolitan areas to the smaller rural and more distant medical facilities.

Within Canada, we will focus on having a direct sales force to market and sell EMR to walk-in clinics/doctor’s offices, Independent Diagnostic Centers /Independent Health Facilities and hospitals.

Outside Canada, we may establish commercial partnerships for all of our product candidates in order to accelerate development and marketing in those countries and further broaden our products’ commercial potential.

Our Development and Commercialization Strategy for new products

We intend to initiate sales of our products in our target commercial areas. Our target commercial areas are hospitals, clinics and doctor’s offices.  We expect to focus on marketing our current offering as well as completing product development for our product candidates in order to increase our possibilities for current and future revenue generation.

Our forward-looking plan envisions applying our copyrighted design and technology to develop three additional products, to bring to market integrated computer systems that address today’s critical health management needs in epidemic control, medical information flow across borders and provision of heath care in rural and remote areas.

In addition to our EMR which is ready for production, we have prioritized the following products for completion of development and are listing them in order of priority.

C&ID-IMS - our Communicable and Infectious Diseases Information Management System technology.

CCG - our Clinical-Care Globalization technology.

MC-Telehealth - our Mobile Clinic or tele-health technology.

We do not at this time have a definitive timetable as to when we will complete these intense development efforts.

We are considered to be in the development stage, as defined in US Generally Accepted Accounting Principles. We have been in the development stage since our inception. We have had no substantial recurring source of revenue; we have incurred operating losses since inception and at September 30, 2010 had a working capital deficiency of $812,879.

The development and marketing of new medical software technology is capital intensive. We have funded operations to date either through the sale of our common stock or through advances made by our key shareholders.

We have utilized funds obtained to date for organizational purposes and to commence certain financial transactions. We require additional funding to complete these transactions (including the purchase of Rophe and related expenses), expand our marketing and sales efforts and increasing Diamond’s revenue base.

Limited operating history; need for additional capital

           There is no historical financial information about us upon which to base an evaluation of our performance. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Results of operations

Revenues

We did not generate any revenues during the three and nine months ended September 30, 2010 or 2009. From our inception on December 12, 2006 to September 30, 2010 we generated $15,887 in revenues.  Those revenues were generated in 2007 when we were engaged in the the business of selling printing equipment, media, and display stands and consumables such as inks and ink cartridges.

Expenses

During the three months ended September 30, 2010 we incurred total expenses of $3,628,118, including $189,042 in salaries, $3,373,850 in stock based compensation, $310 in depreciation, $42,047 in professional fees, and $22,869 in other expenses, whereas during the three months ended September 30, 2009 we incurred total expenses of $21,721. The increase in our expenses for the three months ended September 30, 2010 was primarily due to an increase in officers’ compensation and professional fees.

During the nine months ended September 30, 2010 we incurred total expenses of $3,944,312, including $347,261 in salaries, $3,373,850 in stock based compensation, $1,877 in depreciation, $192,305 in professional fees, and $29,019 in other expenses, whereas during the nine months ended September 30, 2009 we incurred total expenses of $46,932. The increase in our expenses for the nine months ended September 30, 2010 was primarily due to a increase in officers’ compensation and professional fees.

Net Loss

During the three months ended September 30, 2010 we did not generate any revenues and we incurred a net loss of $3,628,118, compared to a net loss of $21,721 during the same period in 2009. Our net loss attributable to professional fees, officers’ compensation, and stock based compensation in these periods were $231,088, $21,721, and $3,373,850, respectively.

During the nine months ended September 30, 2010 we did not generate any revenues and we incurred a net loss of $3,944,615, compared to a net loss of $46,932 during the same period in 2009. Our net loss attributable to professional fees, officers’ compensation, and stock based compensation in these periods were $539,565, $46,932, and $3,373,850 respectively.

From our inception on December 12, 2006 to September 30, 2010 we incurred a net loss of $4,200,860, $1,201,765 of which was officers’ compensation, stock based compensation, and professional fees. Our professional fees consist of legal, consulting, accounting and auditing fees.

From Inception on December 12, 2006 to September 30, 2010

           During the year 2007, we incorporated the company, hired the attorney and the auditor and began to negotiate contracts and sell printing related products.

           During the year 2008 we continued sourcing products. We did not sell any products or services.

During the year 2009, we did not sell any products or services. Our loss since inception is $1,073,440. We acquired all of the issued and outstanding shares of common stock of Rophe Medical Technologies, Inc.

           Since inception, we sold 5,000,000 pre-dividend shares of common stock to our officers and directors for $50; issued 490,500 pre-dividend shares of common stock at $0.25 per share for a total of $122,625; and issued 83,334 pre-dividend shares of common stock at $0.60 per share for a total of $50,000. We sold 150,000 shares of common stock to our President for $15,000. We exchanged 3,000,000 shares of common stock to Rophe Medical Technologies Inc. for 300 common shares of Rophe. We issued 3,000,000 shares of common stock to Rophe in exchange for $200,000 payable to Rophe on March 31, 2010 and $200,000 of the $250,000 payable to Rophe on April 30, 2010. We sold 1,133,664 shares of common stock at $0.15 per share for a total of $170,050.

Between July 1, 2010 and August 3, 2010, the Company sold 1,180,000 shares of the Company’s common stock at $0.25 per share for gross proceeds of $295,000. Each share comprised of one warrant.  Each warrant is exercisable for a period of one year from the effective date of a registration statement filed with the SEC.

On August 18, 2010, we sold 13,500,000 shares of the Company’s common stock at $0.0001 per share for gross proceeds of $1,350 to the Directors of the Company.

On October 22, 2010, we sold 300,000 shares of the Company’s common stock at $0.25 per share for gross proceeds of $75,000. Each share comprised of one warrant.  Each warrant is exercisable for a period of one year from the effective date of a registration statement filed with the SEC.

Liquidity and capital resources

As of the date of this report, we have not generated  any revenues from our revenues from our business operations.

In December 2006, we issued 5,000,000 pre-dividend shares of common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933. This was accounted for as a sale of common stock.

On June 25, 2007, we completed our public offering of 490,500 shares of pre-dividend common stock at an offering price of $0.25 per share. We raised $122,625.

On December 28, 2007, we sold 83,334 restricted pre-dividend shares of the Company common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933, as amended at an offering price of $0.60 per share we raised $50,000.

A stock dividend was declared on February 11, 2008, wherein two additional common shares were issued for each one common share issued and outstanding as at February 25, 2008.

On December 30, 2009 we sold 150,000 restricted shares of common stock at $0.10 per share to our President for proceeds of $15,000.

    On December 31, 2009, we acquired 300 shares of common stock of Rophe Medical Technologies Inc. (Rophe”) which constitute all of the issued and outstanding shares of Rophe common stock in exchange for 3,000,000 restricted shares of our common stock.  Rophe thereby became our wholly owned subsidiary corporation.  On March 16, 2010, the Rophe Acquisition payment terms were amended, the company issued additional 3,000,000 of the Company’s common shares in exchange for $200,000 payable on March 31, 2010 and $200,000 of the $250,000 payable on April 30, 2010.

Between Jan 23, 2010 and March 4, 2010 we sold 1,133,664 restricted shares of the Company common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933, as amended at an offering price of $0.15 per share we raised $170,050.

Between July 1, 2010 and August 3, 2010, the Company sold 1,180,000 shares of the Company’s common stock at $0.25 per share for gross proceeds of $295,000. Each share comprised of one warrant.  Each warrant is exercisable for a period of one year from the effective date of a registration statement filed with the SEC.

On August 18, 2010, we sold 13,500,000 shares of the Company’s common stock at $0.0001 per share for gross proceeds of $1,350 to the Directors of the Company.

On October 22, 2010, we sold 300,000 shares of the Company’s common stock at $0.25 per share for gross proceeds of $75,000. Each share comprised of one warrant.  Each warrant is exercisable for a period of one year from the effective date of a registration statement filed with the SEC.

As of September 30, 2010, our total assets were $1,060,719 in cash, fixed assets and copyrights and our total liabilities were $961,552 comprised of $77,526 in accounts payable, $827,524 in accrued officer salaries and other amounts due to officer and shareholders, and $56,502 in acquisition cost payable.

DESCRIPTION OF PROPERTY

We own no property.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what  their  ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner	Number of Shares Owned	Percentage of Ownership

Vince Leitao [1]	5,150,000	11.95%
15 Allstate Parkway, Suite 600 Markham, ON L3R 5B4

Leonard Steinmetz	3,000,000	6.96%
312 Avenue J Brooklyn Brooklyn, New York 11230-3315

Samuel Baker [1]	1,400,000	3.25%
255 Duncan Mill Road Unit 504, ON M3B 3H9

John Cecil [1]	9,100,000	21.12%
15 Allstate Parkway, Suite 600 Markham, ON L3R 5B4

All Officers and Directors as a Group (4 persons)	18,650,000	43.28%

Herb Adams	5,950,000	13.81%
22 Daffodil Cresent Ancaster, Ontario Canada L9K 1A3 (Resigned 10/27/09)

John Dow	3,000,000	6.96%
261 Penn Drive Burlington, Ontario Canada L7N 2B9 (Resigned 7/10/2008)

Mary Kricfalusi [1]	8,000,000	18.57%
2795 Barton Street, East Unit 5, ON L8E 2J8 (Resigned 11/17/2010)

[1]       The persons named above may be deemed to be a "parent" and "promoter" of our company, within the meaning of such terms under the Securities Act of 1933, as amended, by virtue of their direct and indirect stock holdings.

DIRECTORS, EXECUTIVE DIRECTORS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees. It does have an audit committee comprised of the board of directors.

The name, address, age and position of our present officers and directors are set forth below:

Name and Address	Age	Position(s)
John Cecil	48	Chairman, Treasurer, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and a Director
15 Allstate Parkway, Suite 600 Markham, ON L3R 5B4

Vince Leitao	48	President, Chief Operating Officer and a Director
15 Allstate Parkway, Suite 600 Markham, ON L3R 5B4

Leonard Steinmetz	58	Director
312 Avenue J Brooklyn Brooklyn, New York 11230-3315

Samuel Baker	76	Corporate Secretary, General Counsel and a Director
2795 Barton Street, East Unit 5, Hamilton ON L8E 2J8

Background of officers and directors

On October 27, 2009, Vince Leitao was appointed our president, principal executive officer and a director. Since September 2006, Mr. Leitao has been president of Goapharma Canada, Inc., located in Markham, Ontario, Canada which he founded. Goapharma Canada Inc. is engaged in the business of producing and marketing specialty dermatology products for psoriasis and eczema. From May 2004 to August 2006, Mr. Leitao was vice president of sales for Genpharm/Gennium Pharma divisions of E. Merck, Damsdart. From January 2001 to April 2004, Mr. Leitao was a director –– sales for Genpharm and from April 1999 to December 2000, he served as a sales representative with Genpharm.

On December 31, 2009, John Cecil was appointed to our board of directors and on April 15, 2010 he was appointed Vice President of Research and Technologies.  On March 25, 2011, Mr. Cecil was appointed treasurer, principal financial officer, and principal accounting officer.  Since December 2003 John Cecil has been the president of Rophe Medical Technologies Inc., in Toronto, Canada. He is responsible for its research and development and the design and copyright of the company’’s technology. From May 2008 to April 2009 Mr. Cecil was the Senior Healthcare Solutions Architect at SUN Microsystems Canada Inc., in Toronto, Canada, a publicly traded company listed on the NASDAQ under the symbol JAVA. He was responsible for Innovative product positioning by workshops /

white board sessions with stakeholders of the customer to increase business value and support sales in revenue growth and design innovative technology solutions. From April 2007 to May 2008, Mr. Cecil was the Healthcare Director at Satyam Computer Service Ltd., in Toronto, Canada, a publicly traded company listed on the NYSE under the symbol SAY. He managed healthcare consulting practices and services.

On December 31, 2009, Samuel Baker was appointed to our board of directors; April 15, 2010 he was appointed Vice President of Legal and Risk; and, on November 17 he was appointed Secretary. Since October 1997 Samuel R. Baker has been the Senior Lawyer at Baker Law Firm in Toronto, Canada.  Since September 2008, Mr. Baker has been the director of Arehada Mining Limited. Arehada Mining Limited operates a lead/zinc mine in Inner Mongolia, China. It is a public company traded on the Toronto Stock Exchange, ticker symbol AHD.

            On December 31, 2009, Leonard Steinmetz was appointed our treasurer, principal financial officer, principal accounting officer and a member of the board of directors.  On March 25, 2011, Mr. Steinmetz was terminated for cause as our treasurer, principal financial officer, and principal accounting officer.  From January 2009 to December 2009 Leonard A Steinmetz was the Director of Risk and Regulatory Consulting for SMCI, Ltd., in New York, New York.  He was responsible for advising banking and capital markets clients on key technologies and issues for their risk and regulatory functions.  From August 2004 to August 2008, Mr. Steinmetz served as a Senior Manager at Deloitte & Touche, LLP, in New York, New York.  He advised clients on Anti-money laundering and Entreaties risk management issues and technologies.

Conflicts of Interest

There is no conflict that we foresee as our officers and directors devote full time to the business and the operations of the company except for Samuel R. Baker and Leonard Steinmetz who is not full time in the organization.

Involvement in Certain Legal Proceedings

During the past ten years, our officers and directors not been the subject of the following events:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator,  floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii)	Engaging in any type of business practice; or

iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i)	Any Federal or State securities or commodities law or regulation; or

ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Charter

We have a separately-designated audit committee of the board. Audit committee functions are performed by our board of directors. None of our directors are deemed independent. Three of our directors also hold positions as our officers. Our audit committee is responsible for: (1) selection and oversight of our independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee. A copy of our audit committee charter is filed as an exhibit to our 2007 Form 10-K.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Code of Ethics

We have adopted a corporate code of ethics. We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. A copy of the code of ethics is filed as an exhibit to our 2007 Form 10-K.

Disclosure Committee and Committee Charter

We have a disclosure committee and disclosure committee charter. Our disclosure committee is comprised of all of our officers and directors. The purpose of the committee is to provide assistance to the Chief Executive Officer and the Chief Financial Officer in fulfilling their responsibilities regarding the identification and disclosure of material information about us and the accuracy, completeness and timeliness of our financial reports. A copy of the disclosure committee charter is filed as an exhibit to our 2007 Form 10-K.

Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and persons who beneficially owned more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of common stock.

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during the fiscal years 2009 and 2008, no officer or director except one director failed to file their Form 3, 4 and 5 on a timely basis.  Mr. Gandhi, our former Treasurer, Principal Financial Officer and Principal Accounting Officer, did not file his Form 3 until March 26, 2009.  On August 12, 2008, Mr. Gandhi purchased 119,700 common shares.  Vince Leitao, Samuel Baker, John Cecil, and Leonard Steinmetz all failed to file Form 3s and have not done so as of the date of this report, nor have they filed any Form 4s.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following table sets forth the compensation paid by us during the last three fiscal years for our officers. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid to our named executive officers.

Summary Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value &
							Nonqual-
						Non-Equity	ified
						Incentive	Deferred	All
						Plan	Compen-	Other
				Stock	Option	Compen-	sation	Compen-
Name and Principal		Salary	Bonus	Awards	Awards	sation	Earnings	sation	Totals
Position [1]	Year	($)	($)	($)	($)	(S)	($)	($)	($)

Vince Leitao	2009	0	30,000	7,500	0	0	0	0	37,500
President	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Mary Kricfalusi	2009	0	150,000	0	0	0	0	0	150,000
Secretary	2008	0	0	0	0	0	0	0	0
Resigned (11-17-2010)	2007	60,000	0	0	0	0	0	0	60,000

Leonard Steinmetz	2009	0	0	0	0	0	0	0	0
Treasurer	2008	0	0	0	0	0	0	0	0
Terminated (3-25-2011)	2007	0	0	0	0	0	0	0	0

John Cecil	2009	0	0	0	0	0	0	0	0
Vice President	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Samuel Baker	2009	0	0	0	0	0	0	0	0
Vice President	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Vinod Gandhi	2009	0	20,000	0	0	0	0	0	20,000
Treasurer	2008	0	0	0	0	0	0	0	0
Resigned (12-31-09)	2007	0	0	0	0	0	0	0	0

Herb Adams	2009	0	150,000	0	0	0	0	0	150,000
President	2008	0	0	0	0	0	0	0	0
Resigned (10/27/09)	2007	60,000	0	0	0	0	0	0	60,000

John Dow	2009	0	0	0	0	0	0	0	0
Treasurer	2008	0	0	0	0	0	0	0	0
Resigned (05/26/08)	2007	30,000	0	0	0	0	0	0	30,000

Laurene Rogers	2009	0	0	0	0	0	0	0	0
Treasurer	2008	0	0	0	0	0	0	0	0
Resigned (07/10/08)	2007	0	0	0	0	0	0	0	0

    The above salaries accrued from 2007 have not been paid as of yet to this date and the above bonuses have been accrued and not paid as of this date.

On November 10, 2010, by mutual agreement, we terminated the employment agreements of John Cecil, Vince Leitao, and Samuel Baker and by agreement all accrued salaries were forgiven.

Herb Adams entered into a materially definitive settlement agreement on January 12, 2011 to forgive and remove all accrued payables to him.

Mary Kricfalusi entered into a materially definitive settlement agreement on November 17, 2010 to forgive and remove all accrued payables to her.

The following table sets forth information with respect to compensation paid by us to our directors during the last completed fiscal year December 31, 2010.

Director Compensation Table
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
					Change in
					Pension
	Fees				Value and
	Earned			Non-Equity	Nonqualified	All
	or			Incentive	Deferred	Other
	Paid in	Stock	Option	Plan	Compensation	Compen-
	Cash	Awards	Awards	Compensation	Earnings	sation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Vince Leitao	0	0	0	0	0	0	0

Mary Kricfalusi	0	0	0	0	0	0	0
Resigned (11-17-10)

John Cecil	0	0	0	0	0	0	0

Leonard Steinmetz	0	0	0	0	0	0	0

Samuel Baker	0	0	0	0	0	0	0

Vinod Gandhi Resigned (12-31-09)	0	0	0	0	0	0	0

Herb Adams Resigned (10/27/09)	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

Option/SAR Grants

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

The members of our board of directors are not compensated for their services as directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In December 2006, we issued a total of 5,000,000 shares of pre-dividend restricted common stock to Herb Adams, Mary Kricfalusi, and John Dow our officers and directors in consideration of $50. On June 25, 2007, we completed our public offering of 490,500 pre-dividend shares of common stock and raised $122,625. On December 28, 2007, we sold 83,334 pre-dividend restricted shares of our common stock pursuant to the exemption contained in Reg. S of the Securities Act of 1933, as amended at an offering price of $0.60 per share for cash proceeds of $50,000. A stock dividend was declared on February 11, 2008, wherein two additional common shares were issued for each one common share issued and outstanding as at February 25, 2008.

On December 30, 2009 we sold 150,000 restricted shares of common stock at $0.10 per share to our President for proceeds of $15,000.

On December 11, 2009, an agreement was entered into by the Company to acquire 100% of the issued and outstanding shares of Rophe Medical Technologies Inc. ("Rophe") for cash consideration of $1,200,000 and 3,000,000 restricted shares of the Company’s common stock. This transaction was closed December 31, 2009, we issued 3,000,000 restricted shares of our common stock valued at $450,000, $0.15 per share.  Of these shares 1,200,000 shares went to John Cecil one of our directors, 1,200,000 shares to John’s wife Grace Cecil, 300,000 shares to Samuel Baker one of our directors and 300,000 to Samuel Baker’s wife Carol Baker .

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non-assessable and all shares of common stock, which are the subject of this offering, when issued, will be fully paid for and non-assessable. We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report.  Further, we will not voluntarily send you an annual report.  We will be required to file reports with the SEC under section 13 of the Securities Act.  The reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock transfer agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 4045 South Spencer Street, Suite 403, Las Vegas, NV 89119 and its telephone number is (702) 361-3033.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our shares are traded on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol “KALO”. A summary of trading by quarter for 2010 and 2009 is as follows:

Fiscal Year	High Bid	Low Bid
2010
Fourth Quarter 10-1-10 to 12-31-10	$0.50	$0.02
Third Quarter 7-1-10 to 9-30-10	$0.30	$0.15
Second Quarter 4-1-10 to 6-30-10	$6.00	$0.25
First Quarter 1-1-10 to 3-31-10	$1.00	$0.25
Fiscal Year	High Bid	Low Bid
2009
Fourth Quarter 10-1-09 to 12-31-09	$1.25	$0.25
Third Quarter 7-1-09 to 9-30-09	$1.50	$0.20
Second Quarter 4-1-09 to 6-30-09	$0.20	$0.20
First Quarter 1-1-09 to 3-31-09	$0.25	$0.20

Dividends

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

A stock dividend was declared on February 11, 2008, wherein two additional common shares were issued for each one common share issued and outstanding as at February 25, 2008. We have not declared any other dividends.

LEGAL PROCEEDINGS

We are not a party to any pending litigation and none is contemplated or threatened other than the following:  Leonard Steinmetz v. Kallo Inc., Case No. CV11-1133, pending in the United States District Court for the Eastern District of New York wherein Leonard Steinmetz, our former treasurer, principal financial officer, and principal accounting has filed suit for breach of his employment contract, breach of covenant of good faith and fair dealing, unjust enrichment, and quantum merit.  As the date hereof, we have answered, denying the allegations of Mr. Steinmetz’s complaint.  We believe Mr. Steinmetz’s claims are without merit and we intend to defend the same vigorously.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On October 21, 2009, we terminated Kempisty & Company, Certified Public Accountants, P.C. at 15 Maiden Lane, Suite 1003, New York, New York 10038, as our independent registered public accounting firm.  The decision to dismiss Kempisty & Company, Certified Public Accountants, P.C.   as our independent registered public accounting firm was approved by our Board of Directors on October 21, 2009.   Except as noted in the paragraph immediately below, the reports of Kempisty & Company, Certified Public Accountants, P.C. ’s financial statements for the years ended December 31, 2008 and 2007 and for the period January 1, 2009 through June 30, 2009 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of the Kempisty & Company, Certified Public Accountants, P.C.  on our financial statements as of and for the years ended December 31, 2008 and 2007 and for the period January 1, 2009 through June 30, 2009 contained an explanatory paragraph which noted that there was substantial doubt as to our ability to continue as a going concern as we had suffered negative working capital, had experienced negative cash flows from continuing operating activities and also due to uncertainty with respect to our ability to meet short-term cash requirements.

During the years ended December 31, 2008 and 2007 and for the period January 1, 2009 through June 30, 2009, and through October 26, 2009 we have not had any disagreements with Kempisty & Company, Certified Public Accountants, P.C.  on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Kempisty & Company, Certified Public Accountants, P.C. ’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years or in connection with its reports in any subsequent interim period through the date of dismissal.

During the years ended December 31, 2008 and 2007, and through October 26, 2009, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

On October 26, 2009, we delivered a copy of this report to Kempisty & Company, Certified Public Accountants, P.C.  Kempisty & Company, Certified Public Accountants, P.C.  issued its response.  The response stated that it agreed with the foregoing disclosure.  A copy of Kempisty & Company, Certified Public Accountants, P.C.’s response was attached to our Form 8-K filed with the SEC on October 27, 2009.

New independent registered public accounting firm

On October 21, 2009, we engaged Malone & Bailey, P.C., 10350 Richmond Avenue, Suite 800, Houston, Texas 77042 an independent registered public accounting firm, as our principal independent accountant with the approval of our board of directors. We have not consulted with Malone & Bailey, P.C. on any accounting issues prior to engaging them as our new auditors.

During the two most recent fiscal years and through the date of engagement, we have not consulted with Malone & Bailey, P.C. regarding either:

1.
The application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that Malone & Bailey, P.C.  concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
Any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-K and the related instruction to Item 304 of Regulation S-K, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-K.

On February 28, 2011, we terminated, MaloneBailey, LLP, 10350 Richmond Avenue, Suite 800, Houston, Texas 77042 as our independent registered public accounting firm.  The decision to dismiss MaloneBailey, LLP as our independent registered public accounting firm was approved by our Board of Directors on February 25, 2010.  Except as noted in the paragraph immediately below, the reports of MaloneBailey, LLP’s financial statements for the years ended December 31, 2009 and 2008 and for the period January 1, 2010 through September 30, 2010 did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

The reports of MaloneBailey, LLP on our financial statements as of and for the years ended December 31, 2009 and 2008 and for the period January 1, 2010 through September 30, 2010 contained an explanatory paragraph which noted that there was substantial doubt as to our ability to continue as a going concern as we had suffered negative working capital, had experienced negative cash flows from continuing operating activities and also due to uncertainty with respect to our ability to meet short-term cash requirements.

During the years ended December 31, 2009 and 2008 and for the period January 1, 2010 through September 30, 2010, and through February 28, 2011,  we have not had any disagreements with MaloneBailey, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to MaloneBailey, LLP’s satisfaction, would have caused it to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years or in connection with its reports in any subsequent interim period through the date of dismissal.

During the years ended December 31, 2009 and 2008 and through February 28, 2011, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K.

On February 28, 2011, we delivered a copy of this report to MaloneBailey, LLP. MaloneBailey, LLP issued its response.  The response stated that it agreed with the foregoing disclosure.  A copy of MaloneBailey, LLP’s response is attached hereto as Exhibit 16.1.

New independent registered public accounting firm

On February 28, 2011, we engaged Collins Barrow Toronto LLP, Collins Barrow Place, 11 King Street West, Suite 700, Box 27, Toronto, Ontario, Canada M5H 4C7 an independent registered public accounting firm, as our principal independent accountant with the approval of our board of directors. We have not consulted with Collins Barrow Toronto LLP on any accounting issues prior to engaging them as our new auditors.

During the two most recent fiscal years and through the date of engagement, we have not consulted with Collins Barrow Toronto LLP regarding either:

1.
The application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided to us nor oral advice was provided that MaloneBailey, LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
Any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-K and the related instruction to Item 304 of Regulation S-K, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-K.

RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, the Registrant has sold the following securities that were not registered under the Securities Act of 1933, as follows:

On December 28, 2007 we sold 83,334 restricted shares of our common stock to MMB Trust located in Barbados in consideration of $50,000. The sale was made pursuant to the exemption from registration contained in Regulation S of the Securities Act of 1933, as amended. The transaction took place outside the United States of America with a non-US person.

On December 30, 2009 we sold 150,000 restricted shares of common stock to Vince Leitao

On December 31, 2009, we issued 3,000,000 restricted shares of our common stock as follows:

John Cecil	1,200,000
Grace Cecil	1,200,000
Samuel Baker	300,000
Carol Baker	300,000

in exchange for 300 shares of common stock of Rophe which constitute all of the issued and outstanding shares of Rophe common stock.  Rophe thereby became our wholly owned subsidiary corporation.  The shares of common stock were issued pursuant to Regulation S of the Securities Act of 1933, as amended, in that the sale of all the shares of common stock took place outside the United States of America with non-US persons.

On March16, 2010, the Rophe Acquisition payment terms were amended as follows:  $50,000 that was due by January 30, 2010 is to be paid $35,000 by March 5, 2010, and $15,000 by March 31, 2010. $200,000 that was due on March 31, 2010, and $250,000 that was due on April 30, 2010; of the total of $450,000, $400,000 was converted to 3,000,000 shares of common stock on March 16, 2010 and the remaining balance of $50,000 is payable March 31, 2010.

In our first quarter of 2010, we sold 1,133,664 restricted shares through subscription agreement.

On August 23, 2010, we sold 13,500,000 restricted shares of common stock to the following officers and directors:

Name	Number of Shares	Consideration

Vince Leitao	5,000,000	$500.00
John Cecil	2,500,000	$250.00
Samuel Baker	1,000,000	$100.00
Leonard Steinmetz	3,000,000	$300.00

The foregoing shares sold to Messrs. Leitao, Cecil, and Baker, were issued pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933, as amended in that the foregoing transactions took place outside the United States of America with non-US persons.  The shares sold to Mr. Steinmetz were issued pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933 in that Mr. Steinmetz is a sophisticated investor and had access to the same information as contained in a Form S-1 registration statement.  Further, Mr. Steinmetz is an accredited investor as that term is defined in Reg. 501 of the Securities Act of 1933, as amended.

On August 25, 2010 we sold 2,000,000 shares of common stock to Mary Kricfalusi, one of our officers and directors in consideration of $200.00.

On October 25, 2010 we completed the sale of 1,480,000 Units to five persons at a purchase price of $0.25 per Unit for a total of $370,000.00.  Each Unit was comprised on one restricted share of common stock and one stock purchase warrant.  Each warrant is exercisable for a period of one year from the effective date of a registration statement filed with the SEC.  The exercise price of each warrant is $0.50.  The sales were made pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933 in that all sales were made outside the United States of America with non-US persons.

On January 14, 2011 we issued 4,000,000 restricted shares of common stock to John Cecil, our CEO and a member of the Board of Directors in consideration of the sum of $400.00.   The shares were issued pursuant to the exemption from registration contained in Reg. S of the Securities Act of 1933 in that the transaction took place outside the United States of America with a non-US person.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

ITEM 9.01                     FINANCIAL STATEMENTS AND EXHIBITS.

(a)   FINANCIAL STATEMENTS

Financial Statements are incorporated by reference from the following:

1.	Our Form 10-K for the period ended December 31, 2009.

2.	Our Form 10-Q for the period ended March 31, 2010.

3.	Our Form 10-Q for the period ended June 30, 2010.

4.	Our Form 10-Q for the period ended September 30, 2010.

(b)           EXHIBITS

The following exhibits are filed as part of this registration statement, pursuant to Item 601 of Regulation S-K.

EXHIBIT INDEX

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
2.1	Articles of Merger.	8-K	1/21/11	2.1

3.1	Articles of Incorporation.	SB-2	3/05/07	3.1

3.2	Bylaws.	SB-2	3/05/07	3.2

4.1	Specimen Stock Certificate.	SB-2	3/05/07	4.1

10.1	Option Agreement.	SB-2	3/05/07	10.1

10.1	Lease Agreement	SB-2	3/05/07	10.1

10.2	Agreement with Rophe Medical Technologies Inc. dated December 11, 2009.	10-K	3/31/10	10.2

10.3	Amended Agreement with Rophe Medical Technologies Inc. dated December 18, 2009.	10-K	3/31/10	10.3

10.4	Amended Agreement with Rophe Medical Technologies Inc. dated March 16, 2010.	10-K	3/31/10	10.4

10.5	Investment Agreement with Kodiak Capital Group, LLC.	S-1	5/24/10	10.5

10.6	Registration Rights Agreement with Kodiak Capital Group, LLC.	S-1	5/24/10	10.6

10.7	Consulting Agreement with Ten Associate LLC.	S-1	5/24/10	10.7

10.8	Employment Agreement with Leonard Steinmetz.	S-1	5/24/10	10.8

10.9	Employment Agreement with Samuel Baker.	S-1	5/24/10	10.9

10.10	Employment Agreement with John Cecil.	S-1	5/24/10	10.10

10.11	Employment Agreement with Mary Kricfalusi.	S-1	5/24/10	10.11

10.12	Employment Agreement with Vince Leitao.	S-1	5/24/10	10.12

10.13	Amended Consulting Agreement with Ten Associate LLC dated October 5, 2010.	8-K	10/14/10	10.13

10.14	Agreement with Jarr Capital Corp.	8-K	11/17/10	10.1

10.15	Agreement with Mary Kricfalusi.	8-K	11/19/10	10.1

10.16	Agreement with Herb Adams.	8-K	11/19/10	10.2

10.18	North American Authorized Agency Agreement with Advanced Software Technologies, Inc.	8-K	12/16/10	10.1

10.19	Amended Agreement with Jarr Capital Corp.	8-K	2/22/11	10.1

10.20	Termination of Employment Agreement with John Cecil.	8-K	2/22/11	10.2

10.21	Termination of Employment Agreement with Vince Leitao.	8-K	2/22/11	10.3

10.22	Termination of Employment Agreement with Samuel Baker.	8-K	2/22/11	10.4

14.1	Code of Ethics.	10-K	4/15/08	14.1

16.1	Letter from Kempisty & Company	8-K	10/27/09	16.1

16.2	Letter from MaloneBailey, LLP	8-K	3/02/11	16.1

21.1	List of Subsidiary Companies.	10-K	3/31/10	21.1

99.1	Audit Committee Charter.	10-K	4/15/08	99.1

99.2	Disclosure Committee Charter.	10-K	4/15/08	99.2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 14th day of April, 2011.

KALLO INC.

BY:	JOHN CECIL John Cecil, Chief Executive Officer

EXHIBIT INDEX

		Incorporated by reference
Exhibit	Document Description	Form	Date	Number	Filed herewith
2.1	Articles of Merger.	8-K	1/21/11	2.1

3.1	Articles of Incorporation.	SB-2	3/05/07	3.1

3.2	Bylaws.	SB-2	3/05/07	3.2

4.1	Specimen Stock Certificate.	SB-2	3/05/07	4.1

10.1	Option Agreement.	SB-2	3/05/07	10.1

10.1	Lease Agreement	SB-2	3/05/07	10.1

10.2	Agreement with Rophe Medical Technologies Inc. dated December 11, 2009.	10-K	3/31/10	10.2

10.3	Amended Agreement with Rophe Medical Technologies Inc. dated December 18, 2009.	10-K	3/31/10	10.3

10.4	Amended Agreement with Rophe Medical Technologies Inc. dated March 16, 2010.	10-K	3/31/10	10.4

10.5	Investment Agreement with Kodiak Capital Group, LLC.	S-1	5/24/10	10.5

10.6	Registration Rights Agreement with Kodiak Capital Group, LLC.	S-1	5/24/10	10.6

10.7	Consulting Agreement with Ten Associate LLC.	S-1	5/24/10	10.7

10.8	Employment Agreement with Leonard Steinmetz.	S-1	5/24/10	10.8

10.9	Employment Agreement with Samuel Baker.	S-1	5/24/10	10.9

10.10	Employment Agreement with John Cecil.	S-1	5/24/10	10.10

10.11	Employment Agreement with Mary Kricfalusi.	S-1	5/24/10	10.11

10.12	Employment Agreement with Vince Leitao.	S-1	5/24/10	10.12

10.13	Amended Consulting Agreement with Ten Associate LLC dated October 5, 2010.	8-K	10/14/10	10.13

10.14	Agreement with Jarr Capital Corp.	8-K	11/17/10	10.1

10.15	Agreement with Mary Kricfalusi.	8-K	11/19/10	10.1

10.16	Agreement with Herb Adams.	8-K	11/19/10	10.2

10.18	North American Authorized Agency Agreement with Advanced Software Technologies, Inc.	8-K	12/16/10	10.1

10.19	Amended Agreement with Jarr Capital Corp.	8-K	2/22/11	10.1

10.20	Termination of Employment Agreement with John Cecil.	8-K	2/22/11	10.2

10.21	Termination of Employment Agreement with Vince Leitao.	8-K	2/22/11	10.3

10.22	Termination of Employment Agreement with Samuel Baker.	8-K	2/22/11	10.4

14.1	Code of Ethics.	10-K	4/15/08	14.1

16.1	Letter from Kempisty & Company	8-K	10/27/09	16.1

16.2	Letter from MaloneBailey, LLP	8-K	3/02/11	16.1

21.1	List of Subsidiary Companies.	10-K	3/31/10	21.1

99.1	Audit Committee Charter.	10-K	4/15/08	99.1

99.2	Disclosure Committee Charter.	10-K	4/15/08	99.2